Exhibit 99.1

WAUSAU PAPER TO INVEST $15 MILLION TO INCREASE

EFFICIENCY OF BROKAW, WISCONSIN MILL

THIRD FACET OF PRINTING & WRITING BUSINESS

PROFIT RECOVERY PLAN NOW UNDERWAY

MOSINEE, WI – June 12, 2008 – (Business Wire) – Wausau Paper (NYSE:WPP) today announced that its Board of Directors approved a $15 million capital investment that will optimize fiber handling and stock blending systems at its Brokaw, Wisconsin mill.  An automated pulp bale handling system is expected to be operational by the end of 2008 with the balance of the system scheduled for startup in the second quarter of 2009.

“We are pleased to announce the next step of our Printing & Writing segment’s three part profit recovery plan initially outlined in the fourth quarter of last year.  The first phase of our recovery plan, system capacity reduction, is complete while the second phase of our plan, initiatives to drive growth in higher margin markets, is well underway,” commented Thomas J. Howatt, Wausau Paper president and chief executive officer.  “Today’s announcement represents the first of several potential investments intended to significantly improve the cost structure of the business.  Project economics significantly exceed our target 17 percent internal rate of return and will substantially improve the capabilities and cost competitiveness of our Brokaw mill.”

“This capital investment, which is part of the third phase of our profit recovery plan, will significantly improve stock preparation and blending at our Brokaw facility,” added Daniel R. Trettin, Wausau Paper’s senior vice president - Printing & Writing.  “The technology we plan to use with this project is proven and will significantly improve the operational stability of our paper machines and reduce labor costs.  The operating performance improvement to be achieved from this investment is critical to returning this facility and our Printing & Writing business to acceptable levels of profitability.”

For over 100 years, Wausau Paper has been a leading manufacturer of high quality, affordable, uncoated papers for consumers, printers, graphic designers, and converters.  From its mill facilities in Brokaw, Wisconsin and Brainerd Minnesota, Wausau Paper produces more than 2,000 different stock items from over 400 different types of papers ranging in weight from 20 lb. writing to 100 lb. cover in a comprehensive selection of colors, sizes and finishes.  Approximately two-thirds of Wausau Paper’s Printing &

Writing commercial stocking items contain 30 percent recycled post-consumer fiber and carry the independent Green SealTM certification.  Product is stocked in four regional distribution centers enabling delivery within 24 hours to most locations within the U.S.

Green Seal™ is a trademark of Green Seal, Inc., in Washington D.C., and is used by permission.

Wausau Paper, with record revenues of $1.24 billion in fiscal 2007, produces and markets fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products. To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2007.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.